EXHIBIT 99.1


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      W. R. Berkley Corporation                        NEWS
      475 Steamboat Road                               RELEASE
      Greenwich, Connecticut 06830
      (203) 629-3000

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 FOR IMMEDIATE RELEASE                  CONTACT:  Karen A. Horvath
                                                  Vice President - External
                                                  Financial Communications
                                                  (203)629-3000


                       W. R. BERKLEY CORPORATION ESTIMATES
                         THIRD QUARTER FINANCIAL RESULTS

     Greenwich, CT, October 20, 2008 -- W. R. Berkley Corporation (NYSE: WRB) announced today that it estimates its third quarter operating income per share, including storm losses, to be in the range of $0.70 to $0.75 and its GAAP net loss per share to be in the range of $0.15 to $0.20. Operating income is a non-GAAP financial measure defined by the Company as net income or loss excluding realized investment gains and losses.

     The Company's estimate includes after-tax storm losses of $41 million, or $0.24 per share, from Hurricanes Ike, Gustav and Dolly as well as an unusually high number of wind and hail storms in the Midwest. The Company's loss estimate is net of reinsurance and includes both reinstatement premiums and estimated assessments from the Texas Windstorm Insurance Association.

     The Company's estimate also includes after-tax net realized investment losses, including impairments, of $143 million, or $0.85 per share. The estimated investment loss relates primarily to write downs for other-than-temporary declines in fair value of preferred equity holdings in Fannie Mae and Freddie Mac.


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W. R. Berkley Corporation                                                Page 2



     The Company estimates that its net unrealized losses increased by $116 million for investments and by $33 million for currency translation adjustments in the third quarter of 2008. The increase in unrealized investment losses was primarily related to the impact of widening credit spreads across all fixed income sectors.

     The Company does not invest in CDOs, CLOs or similar financial products, has never been a party to any credit default swap and does not engage in securities lending. The Company holds approximately $4 million of fixed maturity securities issued by insurance operating subsidiaries of AIG and has no exposure to securities issued by Lehman Brothers Holdings Inc. The Company's fixed maturity portfolio has an average credit rating of AA without consideration of any credit enhancement.

     The Company estimates its stockholders' equity per share to be in the range of $18.80 to $18.90 at September 30, 2008.

     The Company continues to be well-capitalized and has no need to raise capital to support its current operations. Each of the major rating agencies has affirmed the Company's ratings in the past several weeks.

     The Company will release its third quarter 2008 earnings as scheduled after market close on Tuesday, October 28, 2008.

     Founded in 1967, W. R. Berkley Corporation is an insurance holding company that is among the largest commercial lines writers in the United States and operates in five segments of the property casualty insurance business: specialty insurance, regional property casualty insurance, alternative markets, reinsurance and international.

Net operating income is a non-GAAP financial measure defined by the Company as net income excluding realized investment gains and losses. Management believes that excluding realized investment gains and losses, which result primarily from changes in general economic conditions, provides a useful indicator of trends in the Company's underlying operations.


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W. R. Berkley Corporation                                                Page 3



Forward Looking Information

     This is a "Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995. Any forward-looking statements contained herein, including statements related to our outlook for the industry and for our performance for the year 2008 and beyond, are based upon the Company's historical performance and on current plans, estimates and expectations. The inclusion of this forward-looking information should not be regarded as a representation by us or any other person that the future plans, estimates or expectations contemplated by us will be achieved. They are subject to various risks and uncertainties, including but not limited to, our estimates of operating income per share, storm losses, realized and unrealized investments losses; the potential impact of the current conditions in the financial markets on our results and financial condition, particularly if such conditions continue, the potential impact of current legislative, regulatory, accounting and other initiatives taken or which may be taken in response to the current financial crisis; investment risks, including those of our portfolio of fixed income securities and investments in equity securities, including investments in financial institutions and other risks detailed from time to time in the Company's filings with the Securities and Exchange Commission. These risks could cause actual results of the industry or our actual results for the year 2008 and beyond to differ materially from those expressed in any forward-looking statement made by or on behalf of the Company. Forward-looking statements speak only as of the date on which they are made, and the Company undertakes no obligation to update publicly or revise any forward-looking statement, whether as a result of new information, future developments or otherwise.